As filed with the Securities and Exchange Commission on May 9, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

Under

the Securities Act of 1933

LEGGETT & PLATT, INCORPORATED

(Exact Name Of Registrant As Specified In Its Charter)

Missouri	44-0324630
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

No. 1 Leggett Road

Carthage, Missouri 64836

(417) 358-8131

(Address, including zip code, and telephone number,

including area code of, registrant’s principal executive office)

LEGGETT & PLATT, INCORPORATED

Flexible Stock Plan

(Amended and Restated, Effective as of May 4, 2005)

(Formerly known as the 1989 Flexible Stock Plan)

(Full Title of the Plan)

ERNEST C. JETT

Senior Vice President, General Counsel and Secretary

Leggett & Platt, Incorporated

No. 1 Leggett Road, Carthage, Missouri 64836

(417) 358-8131

(Name, Address, including Zip Code and Telephone Number,

including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.01 par value per share and attached Preferred Stock Purchase Rights (1)	8,301,460(3)	$27.07	$224,720,522	$26,449.61

(1)	Each share of Common Stock issued also represents one Preferred Stock Purchase Right. Such Rights cannot currently trade separately from the underlying Common Stock and therefore do not carry a separate price or necessitate an additional registration fee. This Registration Statement also covers stock units issuable under the Plan which are convertible into Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 based upon the average of the high and low prices of Registrant’s Common Stock on the New York Stock Exchange Composite Tape on May 3, 2005.

(3)	Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement also covers such additional shares of Common Stock and associated Preferred Stock Purchase Rights, and stock units as may be issued to prevent dilution resulting from stock dividends, stock splits, recapitalizations or other similar transactions.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified by Rule 428(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents listed in (a) through (e) below, which are on file with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:

(a) Leggett & Platt, Incorporated’s (the “Company”) Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 1-07845);

(b) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

(c) The Company’s Current Reports on Form 8-K filed on January 5, 2005 and April 5, 2005;

(d) The description of the Company’s Common Stock contained in the Company’s Form 8-A dated June 5, 1979, as amended on Form 8 dated May 10, 1984, including any amendments or reports filed for the purpose of updating such description; and

(e) The description of the Company’s Preferred Stock Purchase Rights contained in the Company’s Form 8-A dated January 22, 1999, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents except that the portion of any Current Report on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof or other applicable Item shall not be incorporated by reference herein.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

General

Our authorized capital stock consists of 600,000,000 shares of Common Stock, par value $0.01 per share, and 100,000,000 shares of Preferred Stock without par value, of which 1,000,000 shares of preferred stock have been designated as Series A Junior Participating Preferred Stock. As of May 2, 2005 there were 189,629,881 shares of common stock and no shares of preferred stock outstanding. Under our restated articles of incorporation, without action by our shareholders, we may issue shares of common or preferred stock from time to time for such consideration in an amount which is not less than any applicable par value as determined by our board of directors and all of those shares will be deemed fully paid and nonassessable after payment for those shares.

The following is a summary of the material terms of our common stock and certain provisions of our Restated Articles of Incorporation, as amended, and bylaws. Because the Company is incorporated under the Missouri General and Business Corporation Law, we also summarize some relevant provisions under this law which are referred to as Missouri law. Since the terms of our articles of incorporation, and bylaws, and Missouri law, are more detailed than the general information provided below, you should only rely on the actual provisions of those documents and Missouri law.

Common Stock

All of our outstanding shares of common stock are fully paid and nonassessable. Subject to the prior and superior rights of the holders of any shares of preferred stock, if any, holders of common stock are entitled to receive dividends as and when declared by our board of directors out of legally available funds, and, if we liquidate, dissolve, or wind up, to share ratably in all remaining assets after we pay liabilities. Except as required by law, each holder of common stock is entitled to one vote for each share held of record on all matters presented to a vote of shareholders, including the election of directors, and all shares of the corporation, including shares of preferred stock, will be voted as one class, except where specifically required by law to vote separately. Except as otherwise required by law, our articles of incorporation or our bylaws, the holders of a majority of the shares entitled to vote at any meeting of the shareholders, present in person or by proxy, constitutes a quorum and the act of the majority of that quorum is deemed the act of the shareholders. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights or sinking fund provisions for the common stock.

Holders of shares of our common stock are entitled to have those shares redeemed under certain circumstances relating to a tender offer by a person who is or will become a beneficial holder of more than 50% of our common stock. In sum, our shares will be subject to redemption in the event that any person (including any individual, entity or group acting together) who

•	beneficially owns, directly or indirectly, more than 50% of the outstanding shares of our common stock becomes the beneficial owner (as defined in our articles of incorporation), directly or indirectly, of any additional shares of our common stock pursuant to a tender offer opposed by our board of directors either by public announcement or notice to our shareholders or

•	who becomes the beneficial owner (as defined in our articles of incorporation), directly or indirectly, of more than 50% of the shares of our common stock outstanding and any such shares were acquired pursuant to a tender offer opposed by our board of directors either by public announcement or notice to our shareholders (each such beneficial owner described in these two bullets is referred to as an “Acquiring Person”).

Not later than 20 days following the date on which we receive reasonable notice that any person has become an Acquiring Person, we will give written notice to each holder of record of shares of our common stock or securities or rights convertible into or exercisable for shares of our common stock immediately or within 45 days and will advise all such holders of the right to have shares of common stock redeemed and the procedure for such redemption. If we fail to give the required notice, any holder entitled to such notice may follow a procedure to require us to give such notice.

In the event that the redemption right applies, each holder of shares of our common stock and each holder of securities or other rights convertible into or exercisable for shares of our common stock, other than the Acquiring Person or any transferee of the Acquiring Person, will have the right until and including the 45th day following the date the notice is mailed to have the shares of common stock, including any common stock into which securities or other rights would convert, redeemed by us.

The applicable redemption price generally will be the higher of:

•	the highest price paid by the Acquiring Person, including any commissions paid to brokers or dealers for solicitation or other services, including the value of any non-cash consideration as determined by our board of directors, for any shares of common stock pursuant to a tender offer that was made at any time by the Acquiring Person and was opposed by our board; or

•	the highest market price per common share on a specified record date. For this purpose, the price on such date will be the highest sale price per common share traded on the New York Stock Exchange or other national securities exchange on that date or, if our common shares are not then traded on a national securities exchange, the mean of the highest bid and highest asked prices per common share quoted in the National Association of Securities Dealers Automated Quotation System on that date.

Redeeming shareholders will be required to follow a redemption procedure, including depositing shares for redemption with a redemption agent. We will redeem all shares entitled to redemption allowable under Missouri law on a pro rata basis, except that no fractional shares will be redeemed. Our redemption agent will pay out cash for the shares redeemed on a pro rata basis. If insufficient cash is available within 30 days of the last day to deposit shares, then each holder who did not receive the full redemption price will be entitled to receive interest at the rate of 18% per annum or the highest rate allowed by law, whichever is less, until the redemption price is paid in full.

We may issue additional shares of authorized common stock without shareholder approval, subject to applicable rules of the New York Stock Exchange. UMB Bank, Kansas City, Missouri, is the registrar and transfer agent for our common stock. Our common stock is listed on the New York Stock Exchange under the symbol “LEG.” We are entitled to treat the person in whose name any share, right or option is registered as the owner thereof for all purposes and are not bound to recognize any equitable or other claim, except as otherwise required by law.

Preferred Stock

Our articles of incorporation vest our board of directors with authority to issue up to 100,000,000 shares of preferred stock, no par value per share, from time to time in one or more classes and one or more series, with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be stated in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the board of directors.

Our board of directors could, without further vote of the shareholders, use preferred stock to discourage, delay or prevent a change in control or to make the removal of management more difficult. The existence of the blank check preferred stock could adversely affect the market price of our common stock. Before we issue any shares of preferred stock of any class or series, a certificate setting forth a copy of the resolution or resolutions of the board of directors, fixing the voting power, designations, preferences, the relative, participating, optional or other special rights, if any, and the qualifications, limitations and restrictions, if any, appertaining to the shares of preferred stock of such class or series, and the number of shares of preferred stock of such class or series, authorized by the board of directors to be issued will be made and filed in accordance with applicable law.

One or more series of preferred stock may be preferred as to payment of dividends over our common stock or any other junior ranking stock as to dividends. In that case, before any dividends or distributions on our common stock or stock of junior rank, other than dividends or distributions payable in common stock, are declared and set apart for payment or paid, the holders of shares of each series of preferred stock will be entitled to receive dividends when, as and if declared by our board of directors.

The preferred stock may be preferred over common stock, or any other stock ranking junior to the preferred stock with respect to distribution of assets, as to our assets so that the holders of each series of preferred stock will be entitled to be paid, upon voluntary or involuntary liquidation, dissolution or winding up and before any distribution is made to the holders of common stock or stock of junior rank.

Certain Effects of Authorized but Unissued Stock

We may issue additional shares of common stock or preferred stock without shareholder approval, subject to applicable rules of the New York Stock Exchange, for a variety of corporate purposes, including raising additional capital, corporate acquisitions, and employee benefit plans. The existence of unissued and unreserved common and preferred stock may enable us to issue shares to persons who are friendly to current management, which could discourage an attempt to obtain control of us through a merger, tender offer, proxy contest, or otherwise, and protect the continuity of management and possibly deprive you of opportunities to sell your shares at prices higher than the prevailing market prices. We could also use additional shares to dilute the stock ownership of persons seeking to obtain control of Leggett & Platt pursuant to the operation of the rights plan or otherwise. See also “—Certain charter and bylaw Provisions” below.

Preferred Share Purchase Rights and Series A Junior Participating Preferred Stock

On November 11, 1998, our board of directors adopted a shareholders’ rights plan. The rights plan was implemented by distributing one preferred share purchase right for each outstanding share of our common stock held of record as of February 15, 1998, and directing the issuance of one preferred share purchase right with respect to each share of our common stock that shall become outstanding thereafter until the rights become exercisable or they expire as described below. Each right initially entitles holders of our common stock to buy one one-hundredth of a share of our Series A Junior Participating Preferred Stock at a price of $105.00, subject to adjustment. The rights will generally become exercisable after a person or group acquires beneficial ownership of 20% or more of our common stock or announces a tender or exchange offer, upon the consummation of which such person or group would own 20% or more of our common stock, in each case, without the prior written consent of our board of directors.

Shares of Series A Junior Participating Preferred Stock purchasable upon exercise of the rights will not be redeemable and will be junior to any other series of our preferred stock (unless otherwise provided in the terms of such stock). Each share of Series A Junior Participating Preferred Stock will have a preferential dividend in an amount equal to 100 times any dividend declared on each share of common stock. In the event of liquidation, the holders of the Series A Junior Participating Preferred Stock will receive a preferred liquidation payment equal to the greater of $100 and 100 times the payment made per share of common stock. Each share of Series A Junior Participating Preferred Stock will have 100 votes, voting together with the common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are converted or exchanged, each share of Series A Junior Participating Preferred Stock will be entitled to receive 100 times the amount and type of consideration received per share of common stock. The rights of the Series A Junior Participating Preferred Stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions. Because of the nature of the Series A Junior Participating Preferred Stock’s dividend, liquidation and voting rights, the value of the one one-hundredth interest in a share of Series A Junior Participating Preferred Stock purchasable upon exercise of each right should approximate the value of one share of common stock.

If any person or group becomes the owner of 20% or more of our common stock without the prior written consent of our board of directors, then, in lieu of the right to purchase Series A preferred stock, each right will thereafter entitle its holder (other than an acquiring person or member of an acquiring group) to purchase shares of our common stock in an amount equal to the exercise price of one one-hundredth of a share of the preferred stock, divided by 50% of the then-current market price of one share of common stock, or, in the discretion of our board of directors under specified conditions, to exchange such right for one share of our common stock.

In addition, if we are acquired in a merger or other business combination transaction, or sell 20% or more of our assets or earnings power then, in lieu of the right to purchase Series A preferred stock, each right will thereafter generally entitle its holder to purchase common shares of the acquiring company using the same formula as for our common stock. The rights expire in February 2009 unless earlier redeemed, exchanged or terminated. At the option of our Board of Directors, we generally may amend the rights or redeem the rights at $0.005 per right at any time prior to the time a person or group has acquired 20% of our common stock without obtaining the prior written consent of our board of directors.

The form of Rights Agreement between us and the Rights Agent specifying the terms of the rights, which includes as Exhibit B thereto the form of Right Certificate, is attached as Exhibit 4 to the Current Report on Form 8-K filed by us on December 1, 1998 and is incorporated herein by reference. The foregoing description of the rights does not purport to be complete and is qualified in its entirety by reference to the form of Rights Agreement (and the exhibits thereto). Since the terms of our Rights Agreement are more detailed than the general information provided above, you should only rely on the actual provisions of that document.

Certain Charter and Bylaw Provisions

Our articles of incorporation and bylaws:

•	limit the right of shareholders to remove directors or change the size of the board of directors;

•	limit the right of shareholders to fill vacancies on the board of directors;

•	limit the right of shareholders to call a special meeting of shareholders or propose other actions;

•	require unanimity for shareholders to act by written consent, in accordance with Missouri law;

•	require a higher percentage vote of shareholders than would otherwise be required under Missouri law to enter into certain transactions and to amend, alter, change, or repeal some of the provisions of our articles of incorporation;

•	provide that the bylaws may be amended by our board of directors; and

•	authorize the issuance of preferred stock with such voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such rights as may be specified by our board of directors, without shareholder approval.

Our articles of incorporation restrict the ability of our shareholders to amend our bylaws. These provisions may discourage certain types of transactions that involve an actual or threatened change of control of us. Since the terms of our articles of incorporation and bylaws may differ from the general information we are providing, you should only rely on the actual provisions of our articles of incorporation and bylaws. If you would like to read our articles of incorporation and bylaws, they are on file with the SEC as Exhibits 3.1 and 3.2 to our Annual Report on Form 10-K filed February 28, 2005.

Size of Board

Our articles of incorporation provide that the number of directors to constitute the board of directors will be fixed by, or in the manner provided in, our bylaws, but that the number of directors may not be less than three. Our bylaws provide for a board of directors of at least three directors but not more than fifteen members and permit the board of directors to increase or decrease the number of directors. In accordance with our bylaws, our board of directors has fixed the number of directors at eleven. The directors are elected at the annual meeting of shareholders, except as otherwise provided in our bylaws.

Election of Directors

In order for one of our shareholders to nominate a candidate for director, our bylaws require that, among other things, such shareholder give timely notice to us in advance of the meeting. Ordinarily, the shareholder must give notice at least 100 days but not more than 150 days prior to the first anniversary of the prior year’s annual meeting, but if no annual meeting was held in the previous year or if the date of the annual meeting is moved by more than 30 days from such anniversary date, notice must be received not later than the later of the 100th day prior to such annual meeting or the tenth day following the public announcement of such meeting. For special meetings where our board has determined that directors will be elected, the shareholder must give notice not later than the later of the 100th day prior to such meeting or the tenth day following the public announcement of such meeting. The notice must describe various matters regarding the nominee and the shareholder, including the name, address, shares held and nominee’s occupation. Our bylaws do not permit cumulative voting in the election of directors. Accordingly, the holders of a majority of the then outstanding shares of common stock can elect all the directors of the class then being elected at that meeting of shareholders.

Removal of Directors

Missouri law provides that, unless a corporation’s articles of incorporation or bylaws provide otherwise, the holders of a majority of the corporation’s voting stock may remove, with or without cause, any director from office. Our bylaws provide that shareholders may remove a director only “for cause” and with the approval of the holders of a majority of our voting stock at any duly constituted meeting of the shareholders called for the purpose of removing any director or directors.

Filling Vacancies

Missouri law further provides that, unless a corporation’s articles of incorporation or bylaws provide otherwise, all vacancies on a corporation’s board of directors, including any vacancies resulting from an increase in the number of directors, may be filled by the vote of a majority of the remaining directors even if that number is less than a quorum. Our bylaws also include this provision.

Limitations on Shareholder Action by Written Consent

Missouri law provides that any action by written consent of shareholders in lieu of a meeting must be unanimous.

Limitations on Proposals of Other Business

In order for a shareholder to bring a proposal before our annual shareholder meeting, among other things, our bylaws require that the shareholder give timely notice to us in advance of the meeting. Ordinarily, the shareholder must give notice at least 100 days but not more than 150 days prior to the first anniversary of the prior year’s annual meeting, but if no annual meeting was held in the previous year or if the date of the annual meeting is moved by more than 30 days from such anniversary date, notice must be received not later than the later of the 100th day prior to such annual meeting or the tenth day following the public announcement of such meeting. The notice must include a description of the proposal, the reasons for the proposal, and other specified matters.

We may reject any proposals that have not followed these procedures or that are not a proper subject for shareholder action in accordance with the provisions of applicable law.

Limitations on Calling Shareholder Meetings

Under our bylaws, our board of directors, our chairman of the board, our chief executive officer or our president may call a special meeting of shareholders. In addition, shareholders holding not less than two-thirds of all issued and outstanding shares entitled to vote may call a special meeting of shareholders by providing notice to our secretary signed by the requisite holders which sets forth the information required above relating to proposals. Our secretary will call a special meeting not later than 90 days after receipt of that shareholder notice for the conduct of only the matters stated in the notice.

Shareholder Voting Requirements for Mergers and Certain Other Transactions

Under our articles of incorporation, the affirmative vote of the holders of at least two-thirds of our outstanding shares entitled to vote is required for the approval of

•	any merger or consolidation of us with or into any other corporation or entity;

•	any sale, lease or exchange or other disposition (other than by mortgage, deed of trust or pledge), of all, or substantially all, property and assets, with or without the goodwill, of us, if not made in the usual and regular course of our business; or

•	any plan or agreement relating to any transaction or agreement described above.

Restrictions in Our Articles of Incorporation on Certain Business Combinations

Our articles of incorporation contain a restriction on transactions defined as “business combinations.” Under our articles of incorporation, no “business combination” may be consummated without first being approved by the affirmative vote of 95% of our then outstanding voting stock, voting together as one class, except as described below. This approval requirement is in addition to any other requirement of law, our articles of incorporation and our bylaws.

Our articles of incorporation generally define a “business combination” as:

•	any merger, consolidation of us or any subsidiary of us with any “interested shareholder” or any affiliate of an interested shareholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any interested shareholder or any affiliate or any interested shareholder of any assets of us or any subsidiary of us generally having an aggregate fair market value of $5 million or more; or

•	any issuance or transfer by us or any subsidiary of us (in one transaction or a series of transactions) of any securities to any interested shareholder or any affiliate of any interested shareholder in exchange for cash, securities or other property (or a combination thereof) generally having an aggregate fair market value of $5 million or more; or

•	the adoption of any plan or proposal for our liquidation or dissolution at any time during which there exists an interested shareholder; or

•	any reclassification of securities (including any reverse stock split), or recapitalization of us, or any merger or consolidation of us with any of our subsidiaries or any other transaction (whether or not with or into or otherwise involving an interested shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of our voting stock which are beneficially owned by any interested shareholder or any affiliate of any interested shareholder.

Our articles of incorporation generally define an “interested shareholder” as any person, including individuals, entities or a group acting together, which, together with his or her affiliates and associates, generally owns, controls or has the right to vote or has the right to acquire 10% or more of any class of our voting stock, excluding us, our subsidiaries and any fiduciary or trustee for the employees of us or our subsidiaries acting pursuant to any benefit plan or arrangement.

The 95% vote requirement does not apply to a business combination that:

•	has been approved by a majority of our continuing directors, which generally include our directors as of May 9, 1984 and any successors of such members whose nomination or election was approved by the affirmative vote of a majority of our then continuing directors; or

•	satisfies certain detailed fairness and procedural requirements, including the amount and type of consideration to be paid.

Amendment to Certain Provisions of our Articles and Bylaws

Missouri law generally provides that the power to make, alter, amend or repeal bylaws is vested in the shareholders, unless and to the extent that such power is vested in the board of directors by the articles of incorporation. Our articles of incorporation and our bylaws provide that our bylaws generally may be amended by our board of directors. Generally, amendments to our articles of incorporation must be approved by the vote of a majority of our outstanding shares entitled to vote, unless any class of shares is entitled to vote as a class, in which event the proposed amendment must be adopted by a majority of the outstanding shares of each class of shares entitled to vote as a class and of the total shares entitled to vote.

Amendments to certain provisions of our articles of incorporation and bylaws are subject to additional restrictions as follows:

•	Amendments to the provisions of our articles of incorporation providing for the redemption of our common stock in certain circumstances requires the affirmative vote of the holders of at least 85% of our outstanding common stock.

•	Amendments to the provisions of our articles of incorporation relating to mergers and certain other transactions requires the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote.

•	Amendments to the provisions of our articles of incorporation relating to business combinations requires the affirmative vote of the holders of 95% of our shares of voting stock, voting together as a single class (60% if no interested shareholder exists), as such terms are defined in our articles of incorporation.

In addition, our articles of incorporation provide additional protections for certain of our bylaws, called “protected bylaws.” Regardless of any other lesser percentage that may be required, no protected bylaw may be amended or repealed and no provision of our bylaws or articles of incorporation inconsistent with a protected bylaw may be adopted at any time there exists a “substantial shareholder” without first obtaining the approval of either:

•	80% or more of our then outstanding voting stock voting together as a single class; or

•	a majority of all of our continuing directors, which generally include our directors as of May 7, 1986 and any successors of such members whose nomination or election was approved by the affirmative vote of a majority of our then continuing directors.

Our articles of incorporation generally define a “substantial shareholder” as any person, including individuals, entities or a group acting together, which, together with his or her affiliates and associates, which generally owns, controls or has the right to vote 20% or more of any class of our voting stock, excluding us, our subsidiaries and any fiduciary or trustee for the employees of us or our subsidiaries acting pursuant to any benefit plan or arrangement.

A protected bylaw is any bylaw that is designated as such by a resolution adopted by our board of directors. Bylaws relating to the following matters are considered “protected bylaws”:

•	Annual and special shareholder meetings and related procedural matters, including our quorum requirement and the prohibition on cumulative voting (Sections 1.1, 1.2, 1.3, 1.4, 1.6 and 1.7 of our bylaws);

•	The number of directors, qualifications of directors, removal of directors, procedures relating to shareholder nominations of directors, procedures relating to the calling of directors’ meetings and rules regarding board committees (Sections 2.1, 2.2, 2.3, 2.4 and 2.6 of our bylaws);

•	Indemnification of directors, officers, employees and agents, including the advancement of expenses (Article 5 of our bylaws); and

•	Amendments of our bylaws by our board of directors (Section 6.6 of our bylaws).

To repeal, amend or adopt any provisions inconsistent with the provisions of our articles of incorporation which provide the additional restrictions relating to “protected bylaws” requires the affirmative vote of 80% of our voting stock voting together as a single class (60% if a substantial shareholder does not exist).

Anti-Takeover Effects of Provisions

The inability to vote shares cumulatively, the advance notice requirements for nominations, and the provisions in our articles of incorporation that limit the ability of shareholders to increase the size of our board or to remove directors and that permit the remaining directors to fill any vacancies on our board make it more difficult for shareholders to change the composition of our board.

The provisions of Missouri law and our bylaws which require unanimity for shareholder action by written consent gives all our shareholders entitled to vote on a proposed action the opportunity to participate in the action and prevents the holders of a majority of the voting power of Leggett & Platt from using the written consent procedure to take shareholder action. The bylaw provision requiring advance notice of other proposals may make it more difficult for shareholders to take action opposed by the board. Moreover, shareholders are restricted in forcing shareholder consideration of a proposal over the opposition of our board of directors by calling a special meeting of shareholders. These provisions make it more difficult and time-consuming to obtain majority control of our board of directors or otherwise bring a matter before our shareholders without our board’s consent, and thus reduce our vulnerability to an unsolicited takeover proposal.

The supermajority vote requirements for some transactions or to amend some provisions of our articles of incorporation or bylaws may discourage some types of transactions that involve an actual or threatened change in control of us. We believe these provisions enable us to develop our business in a manner which will foster its long-term growth, by reducing to the extent practicable the threat of a takeover not in the best interests of us and our shareholders and the potential disruption entailed by the threat. On the other hand, these provisions may adversely affect the ability of shareholders to influence our governance and the possibility that shareholders would receive a premium above market price for their securities from a potential acquirer who is unfriendly to management.

Missouri Statutory Provisions

Missouri law also contains certain provisions which, subject to jurisdictional applicability, may have an anti-takeover effect and otherwise discourage third parties from effecting transactions with us, including control share acquisition and business combination statutes.

Business Combination Statute

Missouri law contains a “business combination statute” which restricts certain “business combinations” between us and an “interested shareholder,” or affiliates of the interested shareholder, for a period of five years after the date of the transaction in which the person becomes an interested shareholder, unless either such transaction or the interested shareholder’s acquisition of stock is approved by our board of directors on or before the date the interested shareholder obtains such status.

The statute also prohibits business combinations after the five-year period following the transaction in which the person becomes an interested shareholder unless the business combination or purchase of stock prior to becoming an interested shareholder is approved by our board of directors prior to the date the interested shareholder obtains such status;

The statute also provides that, after the expiration of such five-year period, business combinations are prohibited unless:

•	the holders of a majority of the outstanding voting stock, other than the stock owned by the interested shareholder, or any affiliate or associate of such interested shareholder, approve the business combination; or

•	the business combination satisfies certain detailed fairness and procedural requirements.

A “business combination” for this purpose includes a merger or consolidation, some sales, leases, exchanges, pledges and similar dispositions of corporate assets or stock and any reclassifications or recapitalizations that generally increase the proportionate voting power of the interested shareholder. An “interested shareholder” for this purpose generally means any person who, together with his or her affiliates and associates, owns or controls 20% or more of the outstanding shares of the corporation’s voting stock.

A Missouri corporation may opt out of coverage by the business combination statute by including a provision to that effect in its governing corporate documents. We have not done so.

The business combination statute may make it more difficult for a 20% beneficial owner to effect other transactions with us and may encourage persons that seek to acquire us to negotiate with our board prior to acquiring a 20% interest. It is possible that such a provision could make it more difficult to accomplish a transaction which shareholders may otherwise deem to be in their best interest.

Control Share Acquisition Statute

Missouri also has a “control share acquisition statute.” This statute may limit the rights of a shareholder to vote some or all of his or her shares. Generally, a shareholder whose acquisition of shares results in that shareholder having voting power, when added to the shares previously held by him or her, to exercise or direct the exercise of more than a specified percentage of our outstanding stock (beginning at 20%), will lose the right to vote some or all of his or her shares in excess of such percentage unless the shareholders approve the acquisition of such shares.

In order for the shareholders to grant approval, the acquiring shareholder must meet certain disclosure requirements specified in the statute. In addition, a majority of the outstanding shares entitled to vote must approve the acquisition. Furthermore, a majority of the outstanding shares entitled to vote, but excluding all interested shares, such as shares held by the acquiring shareholder or employee directors and officers, must approve the acquisition.

Not all acquisitions of shares constitute control share acquisitions. The following acquisitions do not constitute control share acquisitions:

•	good faith gifts;

•	transfers in accordance with wills or the laws of descent of distribution;

•	purchases made in connection with an issuance by us;

•	purchases by any compensation or benefit plan;

•	the conversion of debt securities;

•	acquisitions pursuant to a binding contract whereby the holders of shares representing at least two-thirds of our voting power agree to sell their shares to the acquirer, provided that such holders act simultaneously and the transaction is not pursuant to or in connection with a tender offer;

•	acquisitions pursuant to the satisfaction of a pledge or other security interest created in good faith;

•	mergers involving us which satisfy other specified requirements of the General and Business Corporation Law of Missouri;

•	transactions with a person who owned a majority of our voting power within the prior year, or

•	purchases from a person who previously satisfied the requirements of the control share statute, so long as the acquiring person does not have voting power after the ownership in a different ownership range than the selling shareholder prior to the sale.

A Missouri corporation may opt out of coverage by the control share acquisition statute by including a provision to that effect in its governing corporate documents. We have not opted out of coverage of the statute.

Takeover Bid Disclosure Statute

Missouri’s “take-over bid disclosure statute” requires that, under some circumstances, before making a tender offer that would result in the offeror acquiring control of us, the offeror must file specified disclosure materials with the Commissioner of the Missouri Department of Securities.

Stock Units

A stock unit is the award of a right to receive the market value of one share of Common Stock, the grant, vesting, issuance, or retention of which is subject to certain conditions expressed in the document evidencing the award. Stock units may be settled in cash or in Common Stock, as determined by the Company’s Compensation Committee. Stock units represent an unfunded and unsecured obligation of the Company. Participants have no rights as a shareholder with respect to stock units until the units have been converted to Common Stock and delivered to the participant. Stock units may accrue dividend equivalents, as determined by the Compensation Committee. The Compensation Committee will determine the price, if any, at which stock units are awarded to participants.

Item 5.	Interests of Named Experts and Counsel

Ernest C. Jett, Senior Vice President, General Counsel and Secretary of the Company, has rendered an opinion as to the legality of the Company’s Common Stock being registered hereby. Mr. Jett is paid a salary and bonus by the Company, participates in certain of the Company’s employee benefit plans, and owns shares of Common Stock and options to acquire shares of Common Stock.

Item 6.	Indemnification of Directors and Officers

The Company is a Missouri corporation. Sections 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri (“GBCL”) provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses.

Section 351.355(3) of the GBCL provides that, except as otherwise provided in the corporation’s articles of incorporation or the bylaws, to the extent a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred in connection with such action, suit or proceeding.

Section 351.355(5) of the GBCL provides that expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit, or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the corporation as authorized in this section.

Section 351.355(7) of the GBCL provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation’s articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

Section of 351.355(8) of the GBCL provides that a corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of that section. The insurance or other arrangement, including self-insurance, may be procured within the corporation or with any insurer or other person deemed appropriate by the board of directors. That section also provides that in the absence of fraud the judgment of the board of directors as to the terms and conditions of the insurance or other arrangement and the identity of the insurer or other person participating in an arrangement shall be conclusive and the insurance or arrangement shall not be voidable and shall not subject the directors approving the insurance or arrangement to liability on any ground regardless of whether directors participating in the approval are beneficiaries of the insurance arrangement.

The Company’s restated articles of incorporation, as amended, and bylaws generally provide that each person who was or is a director or officer of the corporation shall be indemnified by the corporation as a matter of right to the fullest extent permitted or authorized by applicable law and as otherwise provided in its restated articles of incorporation. For this purpose, “applicable law” generally means Section 351.355 of GBCL, including any amendments since May 7, 1986, but only to the extent such amendment permits the corporation to provide broader indemnification rights. The Company’s bylaws also provide that each person who was or is an employee or agent of the corporation, or who was or is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership or other enterprise may, at the discretion of the board of directors, be indemnified by the corporation to the same extent as provided in the bylaws for directors and officers. The Company’s restated articles of incorporation also provide that the indemnification and other rights provided by the restated articles of incorporation will not be deemed exclusive of any other rights to which a director or officer may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in any other capacity while holding the office of director or officer, and the corporation is specifically authorized to provide such indemnification and other rights by any by-law, agreement, vote of shareholders or disinterested directors or otherwise. The Company has a similar provision in its bylaws.

The Company’s restated articles of incorporation provide that expenses incurred by any person who was or is a director or officer in defending generally any proceeding (including those by or in the right of the Company) shall be promptly advanced by the Company when so requested at any time, but only if the requesting person delivers to the Company an undertaking to repay to the Company all amounts so advanced if it should ultimately be determined that the requesting person is not entitled to be indemnified under the Company’s restated articles of incorporation, bylaws, state law or otherwise. The Company has a similar provision in its bylaws.

In addition, the Company has entered into indemnification agreements, approved by its shareholders, with its directors and certain executive officers. Pursuant to those agreements, the Company has agreed to indemnify and hold harmless each indemnitee to the fullest extent permitted or authorized by applicable law. For this purpose, “applicable law” generally means Section 351.355 of GBCL, including any amendments since May 7, 1986, but only to the extent such amendment permits the corporation to provide broader indemnification rights. In addition, the Company has agreed to further indemnify and hold harmless each such party who was or is a party or is threatened to be made party to any proceeding, including any proceeding by or in the right of the Company, by reason of the fact that the indemnitee is or was a director, officer, employee or agent of the Company, or is or was serving at the request or on the behalf of the Company as a director, officer, employee or agent of another enterprise or by reason of anything done or not done by him in any such capacities. However, under these agreements, the Company will not provide indemnification: (i) for amounts indemnified by the Company outside of the agreement or paid pursuant to insurance; (ii) in respect of remuneration paid to indemnitee if determined finally that such remuneration was in violation of law; (iii) on account of any suit for any accounting of profits pursuant to Section 16(b) of the Securities Exchange Act of 1934 or similar provisions of any federal, state or local law; (iv) on account of indemnitee’s conduct which is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct; or (v) if a final adjudication shall determine that such indemnification is not lawful.

The Company’s restated articles of incorporation, provides that the corporation may purchase and maintain insurance on behalf of any person who was or is a director, officer, employee or agent of the corporation, or was or is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership or other enterprise against any liability asserted against or incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liability. The Company insures its directors and officers against certain liabilities and has insurance against certain payments which it may be obliged to make to such persons under the indemnification provisions of its restated articles of incorporation. This insurance may provide broader coverage for such individuals than may be required by the provisions of the restated articles of incorporation.

The foregoing represents a summary of the general effect of the indemnification provisions of the GBCL, the restated articles of incorporation, the restated bylaws and such agreements and insurance. Additional information regarding indemnification of directors and officers can be found in Section 351.355 of the GBCL, the restated articles of incorporation, the restated bylaws the any pertinent agreements.

Item 7.	Exemption From Registration Claimed

Not Applicable.

Item 8.	Exhibits

Exhibit Number	Description

3.1	Restated Articles of Incorporation of the Company as of May 13, 1987; Amendment, dated May 12, 1993; Amendment, dated May 12, 1999 filed March 11, 2004 as Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, is incorporated by reference. (SEC File No. 1-7845)

3.2	Bylaws of the Company as amended through February 24, 2005 filed February 28, 2005 as Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, is incorporated herein by reference. (SEC File No. 1-7845)

3.3	Article III of the Company’s Restated Articles of Incorporation, as amended, filed as Exhibit 3.1 hereto, is incorporated by reference.

4.1	Rights Agreement effective February 15, 1999 between the Company and UMB Bank, N.A., as successor Rights Agent to ChaseMellon Shareholder Services, LLC, pertaining to preferred stock rights distributed by the Company, filed December 1, 1998 as Exhibit 4 to the Company’s Current Report on Form 8-K, is incorporated by reference. (SEC File No. 1-7845)

4.2	The Company’s Flexible Stock Plan, as amended and restated May 4, 2005, filed March 23, 2005 as Appendix B to the Company’s definitive Proxy Statement used in connection with the Company’s Annual Meeting of Shareholders held on May 4, 2005; Form of Non-Qualified Stock Option Award pursuant to the Company’s Flexible Stock Plan, filed November 3, 2004 as Exhibit 10.1 to the Company’s Form 10-Q for the quarter ended September 30, 2004; Form of Restricted Stock Agreement pursuant to the Company’s Flexible Stock Plan, filed November 3, 2004 as Exhibit 10.2 to the Company’s Form 10-Q for the quarter ended September 30, 2004; all of which are incorporated herein by reference. (SEC File No. 1-7845)

5.1	Opinion of Ernest C. Jett, Senior Vice President, General Counsel and Secretary of Leggett & Platt, Incorporated.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Ernest C. Jett, Senior Vice President, General Counsel and Secretary (included in Exhibit 5.1).

24.1	Power of Attorney.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Carthage, State of Missouri on the 9th day of May, 2005.

LEGGETT & PLATT, INCORPORATED

By:	/s/ ERNEST C. JETT
Ernest C. Jett
Senior Vice President,
General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ FELIX E. WRIGHT Felix E. Wright	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	May 9, 2005

/S/ MATTHEW C. FLANIGAN Matthew C. Flanigan	Vice President and Chief Financial Officer (Principal Financial Officer)	May 9, 2005

/S/ WILLIAM S. WEIL William S. Weil	Vice President – Controller (Principal Accounting Officer)	May 9, 2005

/S/ RAYMOND F. BENTELE* Raymond F. Bentele	Director	May 9, 2005

/S/ RALPH W. CLARK* Ralph W. Clark	Director	May 9, 2005

/S/ HARRY M. CORNELL, JR.* Harry M. Cornell, Jr.	Director	May 9, 2005

/S/ ROBERT TED ENLOE, III* Robert Ted Enloe, III	Director	May 9, 2005

/S/ RICHARD T. FISHER* Richard T. Fisher	Director	May 9, 2005

/S/ KARL G. GLASSMAN* Karl G. Glassman	Director	May 9, 2005

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/S/ DAVID S. HAFFNER* David S. Haffner	Director	May 9, 2005

/S/ JOSEPH W. MCCLANATHAN* Joseph W. McClanathan	Director	May 9, 2005

/S/ JUDY C. ODOM* Judy C. Odom	Director	May 9, 2005

/S/ MAURICE E. PURNELL, JR.* Maurice E. Purnell, Jr.	Director	May 9, 2005

*By:	/S/ ERNEST C. JETT Ernest C. Jett	May 9, 2005
Attorney-in-Fact Under Power-of-Attorney dated May 4, 2005

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EXHIBIT INDEX

Exhibit Number	Description

3.1	Restated Articles of Incorporation of the Company as of May 13, 1987; Amendment, dated May 12, 1993; Amendment, dated May 12, 1999 filed March 11, 2004 as Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, is incorporated by reference. (SEC File No. 1-7845)

3.2	Bylaws of the Company as amended through February 24, 2005 filed February 28, 2005 as Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, is incorporated herein by reference. (SEC File No. 1-7845)

3.3	Article III of the Company’s Restated Articles of Incorporation, as amended, filed as Exhibit 3.1 hereto, is incorporated by reference.

4.1	Rights Agreement effective February 15, 1999 between the Company and UMB Bank, N.A., as successor Rights Agent to ChaseMellon Shareholder Services, LLC, pertaining to preferred stock rights distributed by the Company, filed December 1, 1998 as Exhibit 4 to the Company’s Current Report on Form 8-K, is incorporated by reference. (SEC File No. 1-7845)

4.2	The Company’s Flexible Stock Plan, as amended and restated May 4, 2005, filed March 23, 2005 as Appendix B to the Company’s definitive Proxy Statement used in connection with the Company’s Annual Meeting of Shareholders held on May 4, 2005; Form of Non-Qualified Stock Option Award pursuant to the Company’s Flexible Stock Plan, filed November 3, 2004 as Exhibit 10.1 to the Company’s Form 10-Q for the quarter ended September 30, 2004; Form of Restricted Stock Agreement pursuant to the Company’s Flexible Stock Plan, filed November 3, 2004 as Exhibit 10.2 to the Company’s Form 10-Q for the quarter ended September 30, 2004; all of which are incorporated herein by reference. (SEC File No. 1-7845)

5.1	Opinion of Ernest C. Jett, Senior Vice President, General Counsel and Secretary of Leggett & Platt, Incorporated.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Ernest C. Jett, Senior Vice President, General Counsel and Secretary (included in Exhibit 5.1).

24.1	Power of Attorney.